Exhibit 10.2

                          SUBDISTRIBUTORSHIP AGREEMENT

Subdistributorship Agreement made this 18th day of May, 2001 between 4 CLEAN WATERS LTD., a corporation organized and existing under the laws of the British Virgin Islands, whose principal place of business is CNAC Building, 9th Floor, 10 Queens Road, Central, Hong Kong (hereafter referred to as "Distributor"), and
I. Salman EXP. IMP. EST., a corporation organized and existing under the laws of the State of Jordan, whose principal place of business is Nassar Bin Jamil St., #159 Amman, Jordan (hereafter referred to as "Subdistributor").

                                    RECITALS

1. Distributor is the exclusive licensee of WaterChef, Inc., for the "Pure Safe Water Station" and related components and has the right to, appoint Subdistributors.

2. Subdistributor desires to obtain from Distributor, and Distributor desires to grant to Subdistributor, the exclusive right and license to sell and promote the sale of the Pure Safe Water Station and related components (hereafter referred to as "Products") in Jordan, Sudan, Palestine (hereafter referred to as "Territory").

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

SECTION ONE

                                   APPOINTMENT

A. Distributor appoints Subdistributor as the exclusive Subdistributor for the marketing, sale and servicing of the Products in the Territory.

B. During the continuance of this Agreement, Distributor agrees to notify, in writing, all other Subdistributors of the Products that Subdistributor is the exclusive Subdistributor for such Products and has the sole right to sell such products in the Territory.

SECTION TWO

                                RIGHT TO USE NAME

A. Distributor, under the authority of WaterChef, Inc., licenses to Subdistributor the right to use the trade name "Pure Safe Water Station", and the trademark, copyrights, pending patents and patents, in the marketing of the Products which, and to the same extent as, Distributor now has, or may subsequently acquire, the right to use.

B. Subdistributor shall not produce or use any other label, name or trademark on the Products.

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C. On the termination of this Agreement for any reason, Subdistributor shall discontinue the use of the trade same, trademark, labels, copyrights, pending patents or patents and other advertising media, and shall remove all signs and displays relating to the same; and, in the event of Subdistributor's failure to do so, Distributor may itself remove such article and material at Subdistiibutor's expense.

D. On the termination of this Agreement for any reason, Distributor shall have the option to repurchase the Products then in the possession of Subdistributor, and available for sale, at prices originally billed to Subdistributor plus actual freight on the shipment of them to Subdistributor, and with deductions from moneys due or to become due to Distributor under this Agreement. As to any of Distributors Products not repurchased by it within thirty (30) days of such termination, Subdistributor shall have the. right to dispose of such Products in the regular course of its business, and for this purpose, the restrictions of the preceding Subsection C shall be deferred until three (3) months after the termination of this Agreement.

SECTION THREE

                          PURCHASE PRICE; MINIMUM SALES

A. Subdistributor agrees to purchase no fewer than 100 units in the calendar year, commencing on January 1, 2001. The minimum number of units to be purchased by Subdistributor shall be a minimum of 50 units for the calendar year commencing January 1, 2002 and by an additional 50 units for the calendar year commencing January 1, 2003. The minimum quantities are cumulative, and any excess for prior years may be carried over to later years.

B. The purchase price for each unit purchased by Subdistributor shall be the Subdistributor Prices set forth in Exhibit A per unit, less ___ (__%) percent. Similarly, Subdistributor can purchase Refill Supplies at _____ (___%) percent below Subdistributor Prices for the Refill Supplies set forth on Exhibit B. Distributor's price list for the Products and the Refill Supplies is set forth in Exhibits "A" and "B" appended hereto and forming a part hereof. In the event of a price change, Distributor agrees to give Subdistributor thirty (30) days notice prior to the effect thereof.

C. The minimum quantities are cumulative and any excess for prior yeah maybe carried over to later years. If sales to the Subdistributor by Distributor during any year are fifteen (25%) percent lower than the agreed levels, Distributor shall have the unrestricted option, to be exercised within sixty
(60) days of the year, of termination of the Subdistributors marketing and sales rights and converting it to a non-exclusive basis, within the Territory or part of the Territory.

D. All shipments of the Products to the Subdistributor will be FOB "WaterChef" manufacturing location. Subdistributor will be responsible for selection and payment of all special packing, shipping, freight and insurance charges, which charges Distributor may require Subdistributor to pay in advance. Subdistributor will also have the sole responsibility of obtaining any necessary legal documents required by the various Governments of the countries in the Territory.

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SECTION FOUR

                                      TERM

The term of this Agreement shall begin on the date first written above, and shall end on December 31, 2003, subject to the following: An Option to renew by both parties after agreement of quantities for an additional 3 years.

A. Provided Subdistributor is not in default in this Agreement, or any of its terms or provisions, Subdistributor may elect, by written notice to Distributor at least 30 days prior to the end of the original term of this Agreement, to extend automatically, this Agreement on the same terms and conditions, for successive automatic renewal period of the year commencing January 1, 2003, so long as the minimum quantities ___ units per year in the 4th year, ___ units per year in the 5th year, and ___ units per year in the 6th year and thereafter are met.

B. Subdistributor may, on ninety (90) days written notice to Distributor, terminate this Agreement for any reason, without cause, but without prejudice to may rights of either party to moneys due or to become due under this Agreement.

C. In the event of breach by Distributor, or its failure to perform any of the terms or conditions of this Agreement, Subdistributor may terminate this Agreement on 60 days written notice, which notice shall be effective at the expiration of the 60-day period. However, failure by Distributor to deliver any order to Subdistributor shall not be deemed a breach or failure to perform by Distributor, if such failure to deliver is the direct result of revolutions, insurrections, riots, wars, acts of enemies, acts of God, national emergency, strikes or floods (referred to below as "force majeure"), aid the existence of such force majeure is disclosed, in writing, to Sub-distributor within 30 days of its occurrence.

D. If Subdistributor is in default in any payment to Distributor for a period of 30 days after demand for payment from Distributor, or if Subdistributor defaults, in performing any of the other terms, conditions or promises of this Agreement, and continues in default for a period of 5 days after written notice of default, then Distributor shall have the right at the expiration of the 15-day notice of default, to terminate this Agreement on giving written notice of the termination at the end of the 15-day period.

E. If Subdistributor is or becomes insolvent, or enters into a composition with its creditors, or if a receiver is appointed for it, or if Subdistributor files any petition or application under any bankruptcy laws or acts, or is adjudicated a bankrupt, then Distributor shall have the right to terminate this Agreement on giving notice to Subdistributor at least 30 days before the time when such termination is to take effect, and at the expiration of the 30 days, this Agreement shall become null and void, but without prejudice to the rights of either party to moneys due or to become due under this Agreement.

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SECTION FIVE

                          RETURN OF DEFECTIVE PRODUCTS

Subdistributor may return any products that are defective within sixty (60) days of delivery, and Distributor shall immediately replace all such defective products at Distributor's expense.

SECTION SIX

                                 REPRESENTATIONS

Distributor represents, covenants and warrants as follows:

A. Distributor is a corporation formed and in good standing in the British Virgin Islands, and is not now operating in bankruptcy, or Pursuant to an arrangement with its creditors under any chapter of the federal bankruptcy laws.

B. Distributor has the worldwide exclusive rights to market, sell and service the Products covered, by this Agreement and has tie right to license exclusive and nonexclusive rights to others to market such products worldwide.

C. Distributor has not gamed and will not, without prior written consent of Subdistributor, grant to any person, entity or organization, the right to sell or market the products covered by this Agreement whether at wholesale or at retail, in the Territory covered by this Agreement and will not itself or by its employees or agents make any such sales.

D. During the term of this Agreement, Distributor will endeavor to have WaterChef maintain in full force and effect its present rights to use the tradename, trademark, labels, copyrights. pending patents rind patents affiliated with the Products covered by this Agreement and shall at its own expense exercise its common-law . and statutory rights against any infringements of its right to so use such tradename, trademark, labels, copyrights, pending patents and patents.

SECTION SEVEN

                        REPRESENTATIONS OF SUBDISTRIBUTOR

Subdistributor covenants and warrants as follows:

A. Subdistributor is a corporation formed and in good standing in Jordan.

B. Subdistributor shall use its best efforts to market, service and sell at the Products covered by this Agreement in the Territory specified.

C. Subdistributor agrees that in the countries where WaterChef and/or Distributor have applied for patent protection to be vigilant in detecting any possible infringement of the patents by third parties and to inform WaterChef and Distributor promptly of any infringement and to collaborate with WaterChef and Distributor in proceeding against any infringement, to the extent requested.

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SECTION EIGHT

                                ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding, unless executed in writing by all the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the ply making the waiver.

SECTION NINE

                    BINDING EFFECT ON SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and shall inure to the benefit of the successors end assigns of the parties to this Agreement.

SECTION TEN

                                  ATTORNEY FEES

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

SECTION ELEVEN

                                     NOTICES

All notices, requests, demands and other communications under this Agreement skull be in writing and shall be deemed to have been given on the date of soviet if served personally on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first-class trail, registered or certified, postage prepaid, and unless either party should notify the other of a change of address, properly addressed, as follows:



To Distributor             4 Clean Waters, Ltd.
                           c/o Law Offices of Howard L. Mann, Esq.
                           50 Main Street, Ste. 1076
                           White Plains, New York 10606

To Subdistributor
                           -----------------------------------

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SECTION TWELEV

                                 INTERPRETATION

This Agreement shall be governed by the laws of the State of New York.

SECTION THIRTEEN

                               TIME OF THE ESSENCE

Time is of the essence in all portions of this Agreement.

SECTION FOURTEEN

                                    CAPTIONS

The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

SECTION FIFTEEN

                                AUTHORITY TO BIND

Each person executing this Agreement warrants that the person has full and legal authority to execute this Agreement for and on behalf of the respective corporations and to bind such corporations.

WHEREFORE, the parties have executed this Agreement at New York City on the date and year first above written.



[SUBDISTRIBUTOR] 4 CLEAN WATERS LTD.





By:                                         By:
  -------------------------------------       ----------------------------------

Title:                                      Title:
     ---------------------------------           -------------------------------



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